Exhibit 8.1

FENWICK LETTERHEAD

[●], 2015

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Attn: Board of Directors

Ladies and Gentlemen:

We have been requested to render an opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger involving Snyder’s-Lance, inc. (“Parent”), Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, “Merger Subs”), and Diamond Foods, Inc., a Delaware corporation (the “Company”) pursuant to the Agreement and Plan of Merger and Reorganization by and among Parent, Merger Sub, Merger Sub II and the Company, dated as of October 27, 2015, and exhibits thereto (collectively, the “Agreement”).

Pursuant to the Agreement, subject to the satisfaction or waiver of the terms and conditions set forth in the Agreement, (i) Merger Sub will merge with and into the Company with the Company as the surviving entity (the “First Merger”), and (ii) following the consummation of the First Merger, the Company will merge with and into Merger Sub II with Merger Sub II as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to the Company in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others: (i) the Agreement; (ii) a tax representation letter solely as to factual matters of Parent, Merger Sub and Merger Sub II, signed by an authorized officer of each of Parent, Merger Sub and Merger Sub II, delivered to us by Parent; and (iii) a tax representation letter solely as to factual matters of the Company, signed by an authorized officer of the Company, delivered to us by Company.

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the First Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) All statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;

(3) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time of the Second Merger and thereafter where relevant; and

(4) The Mergers will be consummated pursuant to the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and limitations set forth herein, it is our opinion that the Mergers, taken together, will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Our opinion is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

Our opinion is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Mergers. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Mergers.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Mergers. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 5.3(e) of the Agreement and solely for use in connection with the Mergers. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without the prior written consent of Fenwick & West LLP. However, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the Mergers and all materials of any kind that are provided to you by us relating to such tax treatment and tax structure.

Very truly yours,

/s/ Fenwick & West LLP
A Limited Liability Partnership Including
Professional Corporations